UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a — 12
Maritrans Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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In connection with the proposed acquisition of Maritrans Inc. (the “Company”) by Overseas Shipholding Group, Inc., the following email was sent to the Company employees on November 10, 2006:
Q&A #6
All Employees
Q. Will we need to get new port passes that say OSG and if so, how quickly?
Maritrans badges will be reprinted with the OSG name as they come due for annual renewal. If an employee requests a reprint in advance of the renewal date, there will be a fee charged.
Q. I was a seagoing employee with OSG for approximately 3 years back in the mid-80s. Will these years of service be added to my Maritrans years for retirement and vacation calculations?
A. Because there is significant period of time between your three years with OSG in the mid-80s and now, OSG will not recognize your prior years of service.
Q. If I am a stockholder, when will I receive my proxy card to vote on the acquisition?
A. Proxy statements and accompanying proxy cards were mailed to Maritrans stockholders during the week of October 26, 2006. If you have not received your proxy materials, contact American Stock Transfer & Trust, the stock transfer agent listed on the Maritrans web site, or your broker.
Q. When we transition from Outlook (MS Exchange) to Lotus Notes, what will happen to all of my e-mails? Will they be transferred over or will I lose that data? If it is not transferred, how can I preserve what I need going forward?
A. We are currently testing the e-mail configuration to minimize the effect of the change on everyone. Your old e-mail will not be lost during the transition from Outlook (MS Exchange) to Lotus Notes, nor will it be transferred to the new system. On the closing date our short term goal is to retain your e-mail on our existing Maritrans servers and make it available to you for reference. All new e-mail will come in to your new Lotus Notes account.
We do ask that all users go through their e-mail mailboxes to reduce the size, where possible, as we will be archiving this information after a predetermined time period and have limited electronic storage capability.
Q. What will become of my retirement benefits after the merger and how will I collect them when I retire?
A. For seagoing employees, your retirement benefits will remain with your union, either the SIU or the AMO, and will not change as a result of the merger. For shoreside employees, we are currently looking at the overall total reward package at both OSG and Maritrans to determine what benefits will be offered once the merger is consummated.
Q. If you have any outstanding loans from your 401k and the deductions are coming from your paycheck, will it continue when the merger completes or will you be required to pay off the outstanding balance as if you were leaving your job?
A. If you have any outstanding loans from your 401k and the deductions are coming from your paycheck, you will be able to continue to repay your loan through payroll deduction. If,

however, you terminate your employment, you will be required to pay off the outstanding balance of the loan or have the outstanding balance treated as a distribution.
Seagoing Employees
Q. I’ve heard that OSG lays off unlicensed crew members during shipyard periods. If that is true, if I’m on vacation and my return date falls during a shipyard period, would I lose my permanent job? If so, can I expect Maritrans/OSG to negotiate an agreement with the SIU that would protect my job and allow me to join the ship prior to departing the shipyard?
A. There is no reason to believe that an individual would lose a permanent position because a vessel is in a shipyard. If the crew is not onboard during the shipyard period at the expected rejoin date for the permanent employee, the permanent position would be available at the conclusion of the shipyard period (or when the crew is recalled).
Shoreside Employees
Q. Does OSG have any type of medical and dental insurance for retired employees? If yes, is it a cost-sharing benefit?
A. OSG does not offer post-retirement medical or dental benefits.
Q. Will there be a Maritrans office clean-up day before the end of the year to clean up both electronic and paper files that are no longer necessary due to the acquisition?
A. Maritrans recently conducted an office/file clean up, during which files should have been reviewed for retention according to our Document Retention Policy. Therefore, there is no need to conduct another office/file clean up right away. We will continue to maintain the Maritrans records according to the existing retention policy.
Additional Information and Where to Find It:
This material is not a substitute for the proxy statement Maritrans filed with the Securities and Exchange Commission on October 26, 2006. Investors are urged to read the proxy statement, including detailed risk factors, because it contains important information. The proxy statement and other documents, which were filed by Maritrans with the Securities and Exchange Commission, are available free of charge at the SEC’s website, www.sec.gov, or by visiting Maritrans’ website at http://www.maritrans.com.
Maritrans and certain of its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from Maritrans’ shareholders in connection with the proposed transaction. Investors may obtain a detailed list of names, affiliations and interests of Maritrans participants in the solicitation of proxies of Maritrans’ shareholders by reading the proxy statement.